UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2013

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2013, BlueLinx Holdings Inc. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. George R. Judd, the Company’s former Chief Executive Officer and President.

The Separation Agreement provides that Mr. Judd will receive severance in an amount equal to $1,380,000, which amount represents one (1) time Mr. Judd’s annual Base Salary in effect immediately prior to May 14, 2013 (the “Termination Date”) ($690,000) plus one (1) time the cash bonus amount equal to Mr. Judd’s Target Bonus (100% of Base Salary) for fiscal 2012, payable in twelve equal monthly installments commencing on the earlier to occur of (i) the first business day of the seventh month after the date of termination or (ii) Mr. Judd’s death.  In addition, Mr. Judd’s unvested restricted stock and performance shares will vest in full under the terms of the Separation Agreement.  Mr. Judd and his eligible dependents will be eligible to participate in the Company’s medical and dental plan coverage under COBRA for a period of 18 months after the Termination Date on the same basis and at the same cost to him as available to similarly-situated active employees.  After 18 months, if Mr. Judd has not become eligible for coverage under another employer’s plan, the Company shall pay to Mr. Judd (on the first day of each calendar month thereafter) an amount equal to the premium for medical and dental coverage substantially similar to the coverage Mr. Judd would have been eligible to receive under the Company’s medical and dental plans, less any portion of the contribution Mr. Judd would be required to pay under COBRA.  Mr. Judd is also entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of the Termination Date.

The Separation Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants for a period of one year following the Termination Date.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits

10.1	Separation Agreement and Release by and between BlueLinx Holdings Inc. and George R. Judd, dated June 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

	By:	/s/ Sara E. Epstein
Sara E. Epstein
Secretary
Dated: June 11, 2013